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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-A

                                 AMENDMENT NO. 1


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) OR (g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                                  APERIAN, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                                  74-2971167
        (State of incorporation                        (I.R.S. Employer
            or organization)                         Identification Number)


          1211 EAST 7TH STREET
              AUSTIN, TEXAS                                   78702
(Address of principal executive offices)                    (Zip Code)


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class                             Name of each exchange on which
to be so registered                             each class it so be registered
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       NONE                                             NOT APPLICABLE

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instructions A.(c), check the following box. [ ]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]


         SECURITIES ACT REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                                (Title of Class)

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     On September 11, 2000 we completed a reincorporation merger from Utah to
Delaware. As a result, the terms of our capital stock were altered. We hereby amend the items, exhibits and portions of our registration statement on Form 8-A (file no. #0-8146).

                  INFORMATION REQUIRED IN REGISTERED STATEMENT

Item 1.       Description of Registrant's Securities to be Registered

         The authorized capital stock of Aperian, Inc. currently consists of 75,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. On September 30, 2000, 12,581,043 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. In addition, on September 30, 2000,
(i) 2,714,276 shares of common stock were reserved for issuance under our stock option plan and stock incentive plan and (ii) 407,500 shares of common stock were reserved for issuance upon exercise of outstanding warrants.

         The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws, copies of which have been filed with the SEC as exhibits to our Form 8-K filed on September 11, 2000.

COMMON STOCK

         Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. In the event of the liquidation, dissolution or winding up of Aperian, Inc., holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

         Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of and restrictions on, each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

WARRANTS

         As of September 30, 2000, there were outstanding warrants to purchase 407,500 shares of our common stock with a weighted average exercise price of $22.46 per share.

DESCRIPTION OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

         Stockholder Proposals

         There are advance notice procedures for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual stockholder meetings. In general, notice of intent to nominate a director or raise business at such meetings must be received by us not less than 30 nor more than 90 days before the meeting. The notice must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. These provisions may preclude a nomination for the election of directors or preclude the conduct of business at a particular annual meeting if the proper procedures are not followed. Furthermore, these provisions may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting


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to obtain control of the company, even if the conduct of such solicitation or attempt might be beneficial to the company and its stockholders.

         Business Combination Under Delaware Law

         We are subject to Section 203 of the Delaware General Corporation Law.
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

         o the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

         o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

         o on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

         A "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

         Limitation of Liability of Officers and Directors

         Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

         o for unlawful payment of a dividend or an unlawful stock purchase or stock redemption; and

         o for any transaction from which the director derived an improper personal benefit.

         The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholder derivative suits on behalf of Aperian, Inc., to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

LISTING

         Our common stock is listed on the Nasdaq National Market under the symbol APRN.

TRANSFER AGENT AND REGISTRAR

         The transfer agent for our common stock is Interwest Transfer Company, Inc.


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Item 2.       Exhibits

Exhibit
Number        Description                                              Location
------        -----------                                              --------
1             Specimen of Securities (1)                               Exhibit 1

3.1           Amended and Restated Certificate of Incorporation        Incorporated by reference to Exhibit 3.1 of
                                                                       Registrant's Form 8-K filed on September 11,
                                                                       2000 (file number #0-8146)

3.2           Bylaws of Aperian, Inc.                                  Incorporated by reference to Exhibit 3.2 of
                                                                       Registrant's Form 8-K filed on September 11,
                                                                       2000 (file number 0-8146)

(1)      Filed herewith

(2) Previously filed with the Securities and Exchange Commission and incorporated by reference pursuant to Rule 12b-32 of the Securities Exchange Act of 1934.


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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        APERIAN, INC.



Date: October 10, 2000                  By: /s/ Peter E. Lorenzen
                                            -----------------------------------
                                            Peter E. Lorenzen
                                            Vice President


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